Exhibit 10.3
EXECUTION COPY

THIRD AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF
ENTERPRISE GC, L.P.

THIRD AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF
ENTERPRISE GC, L.P.

i

EXHIBITS:
A Names, Addresses, Percentage Interests and Distribution Ratios of Partners

ii

THIRD AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF
ENTERPRISE GC, L.P.
     This THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF ENTERPRISE GC, L.P., a Delaware limited partnership (the “Partnership”) is made and entered into as of December 8, 2008, (the “Effective Date”) by and among the Partners (as defined below).
RECITALS
     WHEREAS, the Partnership was formed under the name of Green Canyon Company, L.L.C., as a limited liability company under the Delaware Limited Liability Company Act, 6 Del C. §§ 18-101, et seq. as amended from time to time, pursuant to the filing of the Certificate of Formation on February 3, 1993, and the execution of that certain Agreement of Limited Liability Company dated as of February 3, 1993, by Leviathan Gas Pipeline Partners, L.P. and Leviathan Gas Pipeline Company;
     WHEREAS, on February 8, 1993, Green Canyon Company, L.L.C., changed its name to Green Canyon Pipe Line Company, L.L.C., evidenced by the filing of an Amended Certificate of Formation with the Delaware Secretary of State in the State of Delaware;
     WHEREAS, on November 3, 1999 Leviathan Gas Pipeline Company, changed its name to El Paso Energy Partners Company evidenced by the filing of an Amended Certificate of Incorporation with the Delaware Secretary of State in the State of Delaware;
     WHEREAS, on December 1, 1999, Leviathan Gas Pipeline Partners, L.P., changed its name to El Paso Energy Partners, L.P. evidenced by the filing of any Amended Certificate of Limited Partnership with the Delaware Secretary of State in the State of Delaware;
     WHEREAS, on March 20, 2000, Green Canyon Pipe Line Company, L.L.C., converted into a limited partnership under the name of Green Canyon Pipe Line Company, L.P., evidenced by the filing of a Certificate of Conversion and a Certificate of Limited Partnership with the Delaware Secretary of State in the State of Delaware;
     WHEREAS, on March 20, 2000, upon the Company converting into a limited partnership, the partners executed that certain Limited Partnership Agreement dated as of March 20, 2000, by El Paso Energy Oil Transport, L.L.C., as the general partner, El Paso Energy Partners Company and El Paso Energy Partners, L.P., as limited partners (the “LP Agreement”);
     WHEREAS, on May 1, 2001, El Paso Energy Partners, L.P., acquired all of El Paso Energy Partners Company’s limited partnership interests in the Partnership;
     WHEREAS, on December 31, 2002, Green Canyon Pipe Line Company, L.P., changed its name to EPN Gulf Coast, L.P., evidenced by the filing of an Amended Certificate of Limited Partnership with the Delaware Secretary of State in the State of Delaware;

     WHEREAS, on February 13, 2003, the LP Agreement was amended and restated to incorporate the name changes and change in ownership (the “Amended and Restated LP Agreement”);
     WHEREAS, on April 11, 2003, El Paso Energy Partners Oil Transport, L.L.C., changed its name to GulfTerra Oil Transport, L.L.C. evidenced by the filing of an Amended Certificate of Formation with the Delaware Secretary of State in the State of Delaware;
     WHEREAS, on May 15, 2003, El Paso Energy Partners, L.P., changed its name to GulfTerra Energy Partners, L.P., evidenced by the filing of an Amended Certificate of Limited Partnership with the Delaware Secretary of State in the State of Delaware;
     WHEREAS, on May 15, 2003, EPN Gulf Coast, L.P., changed its name to GulfTerra GC, L.P., evidenced by the filing of an Amended Certificate of Limited Partnership with the Delaware Secretary of State in the State of Delaware;
     WHEREAS, on May 15, 2003, the Amended and Restated LP Agreement was amended and restated to incorporate the name changes (the “Second Amended and Restated LP Agreement”);
     WHEREAS, pursuant to an Agreement and Plan of Merger, dated December 23 2003, by and between GulfTerra Oil Transport, L.L.C., and GulfTerra Holding III, L.L.C., GulfTerra Oil Transport, L.L.C. merged with and into GulfTerra Holding III, L.L.C. (the “Merger”);
     WHEREAS, pursuant to the Merger, GulfTerra Holding III, L.L.C. acquired a 1% general partnership interest in the Partnership and became the general partner of the Partnership;
     WHEREAS, on February 3, 2005, GulfTerra Holding III, L.L.C. changed its name to Enterprise Holding III, L.L.C. (“Enterprise Holding III”);
     WHEREAS, on February 3, 2005, GulfTerra GC, L.P., changed its name to Enterprise GC, L.P., evidenced by the filing of a Certificate of Amendment to the Certificate of Limited Partnership with the Delaware Secretary of State in the State of Delaware;
     WHEREAS, on February 5, 2005, GulfTerra Energy Partners, L.P., changed its name to Enterprise GTM Holdings L.P. (“Enterprise GTM”), evidenced by the filing of an Amended Certificate of Limited Partnership with the Delaware Secretary of State in the State of Delaware;
     WHEREAS, on July 26, 2006, the Second Amended and Restated LP Agreement was amended to incorporate the name changes and change in ownership (as amended, the “Original Agreement”);
     WHEREAS, Enterprise GTM entered into that certain Contribution, Conveyance and Assumption Agreement by and among Duncan Energy Partners L.P. (“DEP”), DEP OLPGP, LLC, DEP Operating Partnership, L.P. (“DEPOLP”) and Enterprise Holding III on the Effective Date (the “Contribution Agreement”) whereby:

          (1) Enterprise GTM and Enterprise Holding III agreed that the partnership interests set forth in the Original Agreement would be converted into the Partnership Interests as set forth in this Agreement;
          (2) Enterprise GTM contributed a limited partner interest in the Partnership to Enterprise Holding III as a capital contribution and such limited partner interest was converted into general partner interests of the Partnership, such that as of the date hereof Enterprise Holding III holds all of the general partner interest (the “General Partner Interest”) in the Partnership; and
          (3) Enterprise GTM contributed 100% of the membership interests in Enterprise Holding III (the "Enterprise Holding III Membership Interests”) to DEP as consideration for the receipt of (i) cash and (ii) common units of DEP.
     WHEREAS, the General Partner and the Limited Partner now desire to amend and restate the Original Agreement to reflect (i) the contribution of the Limited Partner Interest from Enterprise GTM to Enterprise Holding III, and (ii) the conversion of such limited partnership interest into General Partner Interests; and
     WHEREAS, the parties now desire to amend and restate the Original Agreement to set forth their agreements with respect to this Partnership as set forth below and intend for this Agreement to supersede the Original Agreement.
     NOW, THEREFORE, in consideration of the mutual covenants, rights, and obligations set forth in this Agreement, the benefits to be derived from them, and other good and valuable consideration, the receipt and the sufficiency of which each Partner acknowledges and confesses, the Partners agree as follows:
ARTICLE I: DEFINITIONS
     1.01 Certain Definitions. As used in this Agreement, the following terms have the following meanings:
     “Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. Section 17-101 et. seq., as amended from time to time.
     “Agreement” means this Third Amended and Restated Agreement of Limited Partnership of Enterprise GC, L.P., as it may be amended, modified or supplemented in accordance with the provisions below.
     “Allocation Regulations” means Treas. Reg. §§ 1.704-1(b), 1.704-2 and 1.703-3 (including any temporary regulations) as such regulations may be amended and in effect from time to time and any corresponding provision of succeeding regulations.
     “Bankrupt Partner” means any Partner (whether the General Partner or a Limited Partner) with respect to which an event of the type described in Section 17-402(a)(4) or (5) of the Act has occurred, subject to the lapsing of any period of time therein specified.

     “Business Day” means any day other than a Saturday, a Sunday, or a holiday on which national banking associations in the State of Texas are authorized or required by Law to close.
     “Capital Contribution” means with respect to any Partner of the Partnership, the amount of money and the initial Carrying Value of any property (other than money) contributed by a Partner to the capital of the Partnership.
     “Carrying Value” means (a) with respect to property contributed to the Partnership, the fair market value of such property at the time of contribution reduced (but not below zero) by all depreciation, depletion (computed as a separate item of deduction), amortization and cost recovery deductions charged to the Partners’ capital accounts, (b) with respect to any property whose value is adjusted pursuant to the Allocation Regulations, the adjusted value of such property reduced (but not below zero) by all depreciation and cost recovery deductions charged to the Partners’ capital accounts and (c) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination.
     “Code” means the Internal Revenue Code of 1986 and any successor statute, as amended from time to time.
     “Contributed Capital” means, from time to time, the then aggregate of the initial Capital Contribution and the additional Capital Contributions, made by a Partner to the Partnership, without regard to amount of such Partner’s Capital Contributions returned or distributed to such Partner pursuant to Section 5.02 hereof.
     “Contribution Agreement” has the meaning set forth in the recitals.
     “Day” means a calendar Day; provided, however, that, if any period of Days referred to in this Agreement shall end on a Day that is not a Business Day, then the expiration of such period shall be automatically extended until the end of the first succeeding Business Day.
     “Debt” means, as applied to the Partnership:
     (a) Any indebtedness for borrowed money or debt security of any Person which the Partnership has directly or indirectly created, incurred, guaranteed, assumed or otherwise become liable for;
     (b) Obligations to make payments under leases that in accordance with GAAP are required to be capitalized on the balance sheet of the Partnership, as the case may be; and
     (c) Any guarantee by the Partnership of any debt of another Person of the type described in clause (a) or (b) of this definition.
     “DEP” has the meaning set forth in the recitals.

     “DEPOLP” has the meaning set forth in the recitals.
     “DEP Party” means Enterprise Holding III, as the General Partner.
     “Dispose” or “Disposition” means, with respect to any asset, any sale, assignment, transfer, conveyance, gift, exchange, mortgage, pledge, grant of a security interest, or other disposition or encumbrance of such asset, whether such disposition be voluntary, involuntary or by operation of Law, or the acts of the foregoing.
     “Distribution Ratio” means, with respect to the Distribution Ratio set forth opposite the Partners’ names on Exhibit A, and (b) in the case of a Partnership Interest issued under Section 10.01(c) or (d) or Section 10.02, the Distribution Ratio established in that provision.
     “Effective Date” has the meaning set forth in the first paragraph of this Agreement.
     “Enterprise GTM” has the meaning set forth in the recitals.
     “Enterprise Holding III” has the meaning set forth in the recitals.
     “EPD Party” means Enterprise GTM, as the Limited Partner.
     “Expansion Capital Contribution” means additional Capital Contributions of cash pursuant to an Expansion Cash Call in accordance with Section 4.03, or additional Capital Contributions subsequently made by the DEP Party as an additional Capital Contribution pursuant to Section 4.03(d).
     “Expansion Cash Call” has the meaning set forth in Section 4.03(a).
     “Expansion Costs” has the meaning set forth in Section 4.03(a).
     “Expansion Project” means any expansion activities with respect to the Company’s facilities, including without limitation, development of new gathering systems, processing plants and NGL fractionators and related facilities.
     “General Partner” means Enterprise Holding III or any other Person subsequently admitted to the Partnership as the general partner as provided in this Agreement, but does not include any Person who has ceased to be the general partner in the Partnership.
     “General Partner Interest” has the meaning set forth in the recitals.
     “Initial Commencement Date” means the date on which an Expansion Project has become operational and is placed into service.
     “Limited Partner” means Enterprise GTM or any other Person subsequently admitted to the Partnership as a limited partner as provided in this Agreement, but does not include any Person who has ceased to be a limited partner in the Partnership.
     “Limited Partner Interest” has the meaning set forth in the recitals.

     “Net Cash Deficit” for a period, means the net sum, if a negative number, of (without duplication):
     (a) Net Earnings for such period, after interest and taxes but before depreciation and amortization, non-cash write-offs, and gains and losses on the sale of Partnership assets; plus
     (b) proceeds from the sale of Partnership assets during such period to the extent not included in clause (a) of this definition; plus
     (c) all other cash receipts during such period not included in clauses (a) or (b) of this definition from whatever source (including the proceeds of financing or refinancing or insurance, but excluding receipt of any Capital Contributions made in respect of any prior period); minus
     (d) Capital expenditures incurred during such period in accordance with this Agreement (other than those capital expenditures with respect to which the Partners have agreed to make Capital Contributions); minus
     (e) principal payments made on Debt during such period.
     “Net Cash Flows” for a period, means the net sum, if a positive number, of (without duplication):
     (a) Net Earnings for such period, after interest and taxes but before depreciation and amortization, non-cash write-offs, and gains and losses on the sale of Partnership assets; plus
     (b) proceeds from the sale of Partnership assets during such period to the extent not included in clause (a) of this definition; plus
     (c) all other cash receipts during such period not included in clauses (a) or (b) of this definition from whatever source (including the proceeds of financing or refinancing or insurance, but excluding receipt of any Capital Contributions made in respect of any prior period); minus
     (d) Capital expenditures incurred during such period in accordance with this Agreement (other than those capital expenditures with respect to which the Partners have agreed to make Capital Contributions); minus
     (e) principal payments made on Debt during such period.
     “Net Earnings” for a period, means the net sum of (i) the aggregate amount of all cash or cash equivalents (other than Capital Contributions and loans) received by the Partnership during such period minus (ii) the amount of operating expenses during such period (or if the Partnership, for such period, does not have any operating expenses, expenses paid during such period which are similar in nature to operating expenses).

     “Omnibus Agreement” means the Omnibus Agreement between Enterprise Products OLP, DEP Holdings, LLC, DEP, DEP OLPGP, LLC, DEP OLP, Enterprise Lou-Tex Propylene Pipeline L.P., Sabine Propylene Pipeline L.P., Mont Belvieu Caverns, LLC, South Texas NGL Pipelines, LLC and the Company, dated February 5, 2007, as amended and restated on the date of this Agreement and after the date hereof from time to time.
     “Original Agreement” has the meaning given that term in the recitals.
     “Partner” means the General Partner or any Limited Partner.
     “Partnership” has the meaning given that term in the first paragraph.
     “Partnership Interest” means the interest of a Partner in the Partnership, including, without limitation, rights to distributions (liquidating or otherwise), allocations, information, and to consent or approve.
     “Percentage Interest” means (a) in the case of a Partner executing this Agreement as of the date of this Agreement, the Percentage Interest set forth opposite the Partners’ names on Exhibit A, and (b) in the case of a Partnership Interest issued under Section 10.01(c) or (d) or Section 10.02, the Percentage Interest established in that provision.
     “Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, unincorporated organization, association, government agency or political subdivision thereof or other entity.
     “Required Interest” means one or more Limited Partners having among them more than 50% of the Percentage Interests of all Limited Partners in their capacities as such.
     1.02 Other Definitions. Other terms defined in this Agreement have the meanings so given them.
     1.03 Construction. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine, and neuter. All references to Articles and Sections refer to articles and sections of this Agreement, and all references to Exhibits are to Exhibits attached to this Agreement, each of which is made a part of this Agreement for all purposes.
ARTICLE II: ORGANIZATION
     2.01 Formation and Continuation. The Partnership has been previously formed as a limited partnership pursuant to the provisions of the Act. The General Partner and the Limited Partner hereby amend and restate in its entirety the Original Agreement. Subject to the provisions of this Agreement, the General Partner and the Limited Partner hereby continue the Partnership as a limited partnership pursuant to the provisions of the Act. This amendment and restatement shall become effective on the date of this Agreement.

     2.02 Name. The name of the Partnership is “Enterprise GC, L.P.” and all Partnership business must be conducted in that name or such other names that comply with applicable law as the General Partner may select from time to time.
     2.03 Offices. The registered office of the Partnership in the State of Delaware shall be at such place as the General Partner may designate from time to time. The registered agent for service of process on the Partnership in the State of Delaware or any other jurisdiction shall be such Person or Persons as the General Partner may designate from time to time. The principal office of the Partnership in the United States shall be at such place as the General Partner may designate from time to time, which need not be in the State of Delaware, and the Partnership shall maintain records there as required by the Act. The Partnership may have such other offices as the General Partner may designate from time to time.
     2.04 Purposes. The purposes of the Partnership are to engage in any business or activity that now or in the future may be necessary, incidental, proper, advisable, or convenient to accomplish the foregoing purpose (including, without limitation, obtaining appropriate financing) and that is not forbidden by the law of the jurisdiction in which the Partnership engages in that business.
     2.05 Certificate; Foreign Qualification. A certificate of limited partnership (as amended, restated or otherwise modified from time to time, the “Certificate”) governing the Partnership has been filed with the Secretary of State of Delaware. Prior to the Partnership’s conducting business in any jurisdiction other than Delaware, the General Partner shall cause the Partnership to comply, to the extent those matters are reasonably within the control of the General Partner, with all requirements necessary to qualify the Partnership as a foreign limited partnership (or a partnership in which the Limited Partners have limited liability) in that jurisdiction. At the request of the General Partner, each Limited Partner shall execute, acknowledge, swear to, and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to form, qualify, continue, and terminate the Partnership as a limited partnership under the law of the State of Delaware and to qualify, continue, and terminate the Partnership as a foreign limited partnership (or a partnership in which the Limited Partners have limited liability) in all other jurisdictions in which the Partnership may conduct business, and to this end the General Partner may use the power of attorney described in Section 6.05.
     2.06 Term. The Partnership shall continue in existence until its business and affairs are wound up following dissolution automatically at the close of Partnership business on December 31, 2050 unless (i) the Partners unanimously agree to extend the term of the Partnership for a longer duration or (ii) the Partnership is earlier dissolved pursuant to the provisions hereof.
     2.07 Merger. The Partnership may engage in mergers, but only with the unanimous consent of the Partners.

ARTICLE III: PARTNERS AND PARTNERSHIP INTERESTS
     3.01 Partners. The DEP Party was previously admitted to the Partnership as general partner of the Partnership, and as of the date of this Agreement holds all of the General Partner Interests. The EPD Party was previously admitted to the Partnership as a limited partner as of the date of this Agreement, and as the date of this Agreement holds all of the Limited Partner Interests.
     3.02 No Dispositions of Partnership Interests. Except as set forth in Article 4 of the Omnibus Agreement, the Partnership Interests may not be Disposed of, and any purported Disposition of the Partnership Interests shall be null and void.
     3.03 Additional Partnership Interests. Additional Partnership Interests may be created and issued to new or existing Partners only in compliance with the provisions in Article 5 of the Omnibus Agreement. The Partnership shall be bound by the terms of such Omnibus Agreement.
ARTICLE IV: CAPITAL CONTRIBUTIONS
     4.01 Initial Contributions. The Partners have previously contributed (whether through actual contributions or as a result of their acquisition of their Partnership Interests from predecessors) to the Partnership those assets which are currently listed as assets of the Partnership on the Partnership’s books and records.
     4.02 Subsequent Contributions. Except as set forth in this Section 4.02 and in Section 4.03, no Partner shall be required to make any Additional Capital Contributions on or after the date of this Agreement. In the event the General Partner determines for any quarter there exists an operating cash flow deficit such that available cash is insufficient to cover operating expenses, debt service and a reasonable contingency reserve (but excluding for purposes of clarification cash needed for acquisitions or Expansion Projects), the General Partner may require each of the Partners to make Additional Capital Contributions pro rata in accordance with their respective Distribution Ratios in an amount sufficient to cover such operating cash flow deficit.
     4.03 Expansion Project Additional Capital Contributions.
          (a) The General Partner may request additional capital contributions to fund Expansion Projects (“Expansion Cash Calls”). Except as otherwise provided in this Section 4.03 or otherwise agreed to by each of the Partners, any requested Capital Contributions for Expansion Cash Calls attributable to an Expansion Project shall be made by the Partners in accordance with their Percentage Interest. The costs of construction of, or acquisition of assets relating to, and other expenditures for Expansion Projects funded exclusively out of Capital Contributions made by the Partners (the “Expansion Costs”) and the related funding of Expansion Cash Calls shall be borne solely by the Partners as set forth below in this Section 4.03, unless agreed to otherwise by all of such Partners, in an amount equal to the product of (A) the aggregate amount of the Expansion Costs multiplied by (B) a fraction, the numerator of which is the Percentage Interest of such participating Partner and the denominator of which is the aggregate Percentage Interest of all of the participating Partners.
          (b) The General Partner shall provide written notice to the Partners of the date contributions are due, which date shall be not less than 30 nor more than 90 Days following the date of such notice, the aggregate amount of the Capital Contribution required and each Partner’s share thereof, and setting forth in reasonable detail the proposed Expansion Project and Expansion Costs associated therewith. Each Partner shall advise the General Partner in writing within 20 Days whether it elects to make an Expansion Capital Contribution.
          (c) If the DEP Party elects to make an Expansion Capital Contribution with respect to an Expansion Project within 20 Days after notice of such Expansion Cash Call, then (i) the EPD Party may make additional Capital Contributions of cash in an amount up to the product of its Percentage Interest and the amount of the applicable Expansion Cash Call and (ii) the DEP Party shall make additional Capital Contributions of cash equal to the excess of the Expansion Cash Call over amounts elected to be contributed by the EPD Party under clause (i) immediately preceding.
          (d) If the DEP Party elects not to make an Expansion Capital Contribution with respect to an Expansion Project within 20 Days after notice of such Expansion Cash Call, then the EPD Party may make Expansion Capital Contributions of cash in an amount equal to 100% of such Expansion Cash Call. Notwithstanding the foregoing, the DEP Party may subsequently elect to make an Expansion Capital Contribution associated with any Expansion Project by paying to the EPD Party, within 90 Days following the applicable Initial Commencement Date, an amount equal to the product of (i) the sum of (A) the amount of the Expansion Cash Call, plus (B) the effective cost of capital to the EPD Party based on the weighted average interest rate of the EPD Party incurred for borrowings during such period as determined by its Board of Directors in its reasonable judgment, minus (C) any amounts, if any, distributed to the EPD Party with respect to its additional Capital Contributions associated with such Expansion Project pursuant to the limited liability company agreement of Enterprise Texas multiplied by the Percentage Interest of the DEP Party, and (ii) the Percentage Interest of the DEP Party. If the DEP Party makes a payment pursuant to this Section 4.03(d), then (1) the DEP Party shall be deemed to make a cash Capital Contribution to the Partnership in an amount equal to such payment and (2) the Partnership shall be deemed to make a cash distribution to the EPD Party in an amount equal to such payment.
     4.04 Advances by Partners. If the Partnership does not have sufficient cash to pay its obligations, the General Partner, or any Limited Partner(s) that may agree to do so with the General Partner’s consent, may advance all or part of the needed funds to or on behalf of the Partnership. Payment by the General Partner on account of liability as a matter of law for Partnership obligations is deemed to be an advance under this Section 4.03. An advance described in this Section 4.03 constitutes a loan from the Partner to the Partnership, bears interest at a rate determined by the General Partner (and, if applicable, the Limited Partner making the advance) from the date of the advance until the date of payment, and is not a Capital Contribution.

     4.05 Capital Accounts. A capital account shall be established and maintained for each Partner. Each Partner’s capital account (a) shall be increased by (i) the amount of money contributed by that Partner to the Partnership, (ii) the fair market value of property contributed by that Partner to the Partnership (net of liabilities secured by the contributed property that the Partnership is considered to assume or take subject to under section 752 of the Code), and (iii) allocations to that Partner of Partnership income and gain (or items of income and gain), including income and gain exempt from tax and income and gain described in Treas. Reg. § 1.704-1(b)(2)(iv)(g), but excluding income and gain described in Treas. Reg. § 1.704-1(b)(4)(i), and (b) shall be decreased by (i) the amount of money distributed to that Partner by the Partnership, (ii) the fair market value of property distributed to that Partner by the Partnership (net of liabilities secured by the distributed property that the Partner is considered to assume or take subject to under section 752 of the Code), (iii) allocations to that Partner of expenditures of the Partnership described in section 705(a)(2)(B) of the Code, and (iv) allocations of Partnership loss and deduction (or items of loss and deduction), including loss and deduction described in Treas. Reg. § 1.704-1(b)(2)(iv)(g), but excluding items described in clause (b)(iii) above and loss or deduction described in Treas. Reg. § 1.704-1(b)(4)(i) or § 1.704-1(b)(4)(iii). The Partners’ capital accounts also shall be maintained and adjusted as permitted by the provisions of Treas. Reg. § 1.704-1(b)(2)(iv)(f) and as required by the other provisions of Treas. Reg. §§ 1.704-1(b)(2)(iv) and 1.704-1(b)(4), including adjustments to reflect the allocations to the Partners of depreciation, depletion, amortization, and gain or loss as computed for book purposes rather than the allocation of the corresponding items as computed for tax purposes, as required by Treas. Reg. § 1.704-1(b)(2)(iv)(g). A Partner that has more than one Partnership Interest shall have a single capital account that reflects all its Partnership Interests, regardless of the class of Partnership Interests owned by that Partner and regardless of the time or manner in which those Partnership Interests were acquired.
ARTICLE V:ALLOCATIONS AND DISTRIBUTIONS
     5.01 Allocations.
          (a) General. After giving effect to the special allocations set forth in Section 5.01(b), for purposes of maintaining the capital accounts and in determining the rights of the Partners among themselves, all items of income, gain, loss and deduction of the Partnership shall be allocated and charged to the Partners’ capital accounts in accordance with their respective Percentage Interests.
          (b) Special Allocations. Notwithstanding any other provisions of this Section 5.01, the following special allocations shall be made prior to making any allocations provided for in 5.01(a) above:
     (i) Minimum Gain Chargeback. Notwithstanding any other provision hereof to the contrary, if there is a net decrease in Minimum Gain (as generally defined under Treas. Reg. § 1.704-1 or § 1.704-2) for a taxable year (or if there was a net decrease in Minimum Gain for a prior taxable year and the Partnership did not have sufficient amounts of income and gain during prior years to allocate among the Partners under this subsection 5.01(b)(i), then items of income and gain shall be allocated to each Partner in an amount equal to such Partner’s share of the net decrease in such Minimum Gain (as determined pursuant to Treas. Reg. § 1.704-2(g)(2)). It is the intent of the Partners that any allocation pursuant to this subsection 5.01(b)(i) shall constitute a “minimum gain chargeback” under Treas. Reg. § 1.704-2(f) and shall be interpreted consistently therewith.
     (ii) Partner Nonrecourse Debt Minimum Gain Chargeback. Notwithstanding any other provision of this Article 5, except subsection 5.01(b)(i), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain (as generally defined under Treas. Reg. § 1.704-1 or § 1.704-2), during any taxable year, any Partner who has a share of the Partner Nonrecourse Debt Minimum Gain shall be allocated such amount of income and gain for such year (and subsequent years, if necessary) determined in the manner required by Treas. Reg. § 1.704-2(i)(4) as is necessary to meet the requirements for a chargeback of Partner Nonrecourse Debt Minimum Gain.
     (iii) Priority Allocations. Items of Partnership gross income or gain for the taxable period shall be allocated to the Partners until the cumulative amount of such items allocated to each Partner pursuant to this Section 5.01(b)(iii) for the current and all previous taxable years equals the cumulative amount of distributions made to such Partner pursuant to Section 5.02(a) for the current and all previous taxable years.
     (iv) Qualified Income Offset. Except as provided in subsection 5.01(b)(i) and (ii) hereof, in the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treas. Reg. Sections 1.704-1(b)(2)(i)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specifically allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Allocation Regulations, the deficit balance, if any, in its adjusted capital account created by such adjustments, allocations or distributions as quickly as possible.
     (v) Gross Income Allocations. In the event any Partner has a deficit balance in its adjusted capital account at the end of any Partnership taxable period, such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this subsection 5.01(b)(v) shall be made only if and to the extent that such Partner would have a deficit balance in its adjusted capital account after all other allocations provided in this Section 5.01 have been tentatively made as if subsection 5.01(b)(v) were not in the Agreement.
     (vi) Partnership Nonrecourse Deductions. Partnership Nonrecourse Deductions (as determined under Treas. Reg. Section 1.704-2(c)) for any fiscal year shall be allocated among the Partners in proportion to their Partnership Interests.
     (vii) Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions (as defined under Treas. Reg. Section 1.704-2(i)(2)) shall be allocated pursuant to Treas. Reg. Section 1.704-2(i) to the Partner who bears the economic risk of loss with respect to the partner nonrecourse debt to which it is attributable.
     (viii) Code Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to the Allocation Regulations, to be taken into account in determining capital accounts, the amount of such adjustment to the capital accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their capital accounts are required to be adjusted pursuant to the Allocation Regulations.
     (ix) Curative Allocation. The special allocations set forth in subsections 5.01(b)(i), (ii) and (iv)-(vii) (the “Regulatory Allocations”) are intended to comply with the Allocation Regulations. Notwithstanding any other provisions of this Section 5.01, the Regulatory Allocations shall be taken into account in allocating items of income, gain, loss and deduction among the Partners such that, to the extent possible, the net amount of allocations of such items and the Regulatory Allocations to each Partner shall be equal to the net amount that would have been allocated to each Partner if the Regulatory Allocations had not occurred.
          (c) For federal income tax purposes, except as otherwise required by the Code, the Allocation Regulations or the following sentence, each item of Partnership income, gain, loss, deduction and credit shall be allocated among the Partners in the same manner as corresponding items are allocated in Sections 5.01(a) and (b). Notwithstanding any provisions contained herein to the contrary, solely for federal income tax purposes, items of income, gain, depreciation, gain or loss with respect to property contributed or deemed contributed to the Partnership by a Partner shall be allocated so as to take into account the variation between the Partnership’s tax basis in such contributed property and its Carrying Value in the manner provided under Section 704(c) of the Code and Treas. Reg. § 1.704-3(d) (i.e. the “remedial method”).
     5.02 Distributions.
          (a) At least quarterly prior to commencement of winding up under Section 11.02, the General Partner shall determine in its reasonable judgment to what extent (if any) the Partnership’s cash on hand, exceeds its current and anticipated needs, including, without limitation, for operating expenses, debt service, acquisitions, and a reasonable contingency reserve. If such an excess exists, the General Partner shall cause the Partnership to distribute to the Partners, in accordance with their respective Distribution Ratios, an amount in cash equal to that excess on or before the date 30 days following the end of each such fiscal quarter.
          (b) From time to time the General Partner also may cause property of the Partnership other than cash to be distributed to the Partners, which distribution must be made in accordance with Section 5.02(a) and may be made subject to existing liabilities and obligations.

Immediately prior to such a distribution, the capital accounts of the Partners shall be adjusted as provided in Treas. Reg. § 1.704-1(b)(2)(iv)(f).
ARTICLE VI: MANAGEMENT AND OPERATION
     6.01 Management of Partnership Affairs.
          (a) Except for situations in which the approval of the Limited Partners is expressly required by this Agreement or by nonwaivable provisions of applicable law, the General Partner shall have full, complete, and exclusive authority to manage and control the business, affairs, and properties of the Partnership, to make all decisions regarding those matters, and to perform any and all other acts or activities customary or incident to the management of the Partnership’s business. The General Partner may make all decisions and take all actions for the Partnership not otherwise provided for in this Agreement. Notwithstanding anything to the contrary in this Agreement, any of the following require the unanimous consent of the Partners:
     (i) any amendment to this Agreement, including without limitation, pursuant to any agreement or plan of merger or consolidation (and, for purposes of clarification, including amendments relating to the authorization (by reclassification or other otherwise) or issuance of any Partnership Interests ranking senior or pari passu in right of liquidation preference, distribution or redemption with the Partnership Interests as the date hereof;
     (ii) any waiver or consent pursuant to any provision of this Agreement that may adversely affect the holders of Partnership Interests;
     (iii) the issuance of any equity securities (or any securities convertible, exercisable or exchangeable into any equity securities) by any subsidiary of the Partnership to any person other than direct or indirect wholly owned subsidiaries of the Partnership; or
     (iv) any repurchase or redemption of Partnership Interests or any equity interests of any subsidiary of the Partnership.
          (b) A Limited Partner may not act for or on behalf of the Partnership, do any act that would be binding on the Partnership, or incur any expenditures on behalf of the Partnership.
          (c) Any Person dealing with the Partnership, other than a Limited Partner, may rely on the authority of the General Partner in taking any action in the name of the Partnership without inquiry into the provisions of this Agreement or compliance with it, regardless of whether that action actually is taken in accordance with the provisions of this Agreement.
     6.02 Compensation. The General Partner is not entitled to compensation for its services as General Partner, but it is entitled to be reimbursed for out-of-pocket costs and expenses incurred in the course of its service in that capacity in accordance with this Agreement, including for the portion of its overhead reasonably allocable to Partnership activities.

     6.03 Standards and Conflicts.
          (a) Except as provided otherwise in this Agreement, the General Partner shall conduct the affairs of the Partnership in good faith toward the best interests of the Partnership. THE GENERAL PARTNER IS LIABLE FOR ERRORS OR OMISSIONS IN PERFORMING ITS DUTIES WITH RESPECT TO THE PARTNERSHIP ONLY IN THE CASE OF BAD FAITH, GROSS NEGLIGENCE, OR BREACH OF THE PROVISIONS OF THIS AGREEMENT, BUT NOT OTHERWISE. The General Partner shall devote such time and effort to the Partnership business and operations as is necessary to promote fully the interests of the Partnership; however, the General Partner need not devote full time to Partnership business.
          (b) Subject to the other provisions of this Agreement, the General Partner and each Limited Partner at any time and from time to time may engage in and possess interests in other business ventures of any and every type and description, independently or with others, including ones in competition with the Partnership, with no obligation to offer to the Partnership or any other Partner the right to participate in those activities.
          (c) The Partnership may transact business with any Partner or affiliate of a Partner, provided the terms of the transactions are no less favorable than those the Partnership could obtain from unrelated third parties.
     6.04 Indemnification. To the fullest extent permitted by applicable law, on request by the Person indemnified the Partnership shall indemnify the General Partner, its affiliates, and their respective officers, directors, partners, employees, and agents and hold them harmless from and against all losses, costs, liabilities, damages, and expenses (including, without limitation, costs of suit and attorney’s fees) any of them may incur as a general partner in the Partnership or in performing the obligations of the General Partner with respect to the Partnership, SPECIFICALLY INCLUDING THE PERSON INDEMNIFIED’S SOLE, PARTIAL, OR CONCURRENT NEGLIGENCE, and on request by the Person indemnified the Partnership shall advance expenses associated with defense of any related action; provided, however, that this indemnity does not apply to actions constituting bad faith, gross negligence, or breach of the provisions of this Agreement.
     6.05 Power of Attorney. Each Limited Partner appoints the General Partner (and any liquidator pursuant to Section 11.02) as that Limited Partner’s attorney-in-fact for the purpose of executing, swearing to, acknowledging, and delivering all certificates, documents, and other instruments as may be necessary, appropriate, or advisable in the judgment of the General Partner (or the liquidator) in furtherance of the business of the Partnership or complying with applicable law, including, without limitation, filings of the type described in Section 2.05. This power of attorney is irrevocable and is coupled with an interest. On request by the General Partner (or the liquidator), a Limited Partner shall confirm its grant of this power of attorney or any use of it by the General Partner (or the liquidator) and shall execute, swear to, acknowledge, and deliver any such certificate, document, or other instrument.

ARTICLE VII: RIGHTS OF LIMITED PARTNERS
     7.01 Information.
          (a) In addition to the other rights set forth in this Agreement, each Limited Partner is entitled to all information to which that Limited Partner is entitled to have access under the Act under the circumstances and subject to the conditions therein stated; provided, however, that the General Partner may determine, due to contractual obligations, business concerns, or other considerations, that certain information regarding the business, affairs, properties, and financial condition of the Partnership should be kept confidential and not provided to some or all Limited Partners. The Partners agree that the restrictions in the immediately preceding sentence are just and reasonable.
          (b) The Partners acknowledge that, from time to time, they may receive information from or regarding the Partnership in the nature of trade secrets or that otherwise is confidential, the release of which may be damaging to the Partnership or Persons with which it does business. Each Partner shall hold in strict confidence and not use (except for matters involving the Partnership) any information it receives regarding the Partnership that is identified as being confidential (and if that information is provided in writing, that is so marked) and may not disclose it to any Person other than another Partner, except for disclosures (a) compelled by law (but the Partner must notify the General Partner promptly of any request for that information, before disclosing it if practicable), (b) to advisers or representatives of the Partner, but only if the recipients have agreed to be bound by the provisions of this Section 7.01(b), or (c) of information that Partner also has received from a source independent of the Partnership that the Partner reasonably believes obtained that information without breach of any obligation of confidentiality. The Partners acknowledge that breach of the provisions of this Section 7.01(b) may cause irreparable injury to the Partnership for which monetary damages are inadequate, difficult to compute, or both. Accordingly, the Partners agree that the provisions of this Section 7.01(b) may be enforced by specific performance.
     7.02 Withdrawal. A Limited Partner does not have the right or power to withdraw from the Partnership as a limited partner.
     7.03 Consents and Voting.
          (a) Subject to the provisions of Section 6.03(a) with respect to the General Partner in its capacity as such, a Partner (including the General Partner with respect to any Partnership Interest it may have as a Limited Partner) may grant or withhold its consent or vote its interest in its sole discretion, without regard to the interests of the Partnership or any other Partner.
          (b) In any request for consent or approval from another Partner, the General Partner may specify a response period, ending no earlier than the fifth and no later than the 15th Business Day following the date on which the Partner whose consent or approval is sought receives the request as described in Section 12.02. If the receiving Partner does not respond by the end of this period, it shall be deemed to have consented to or approved the action set forth in the request.

     7.04 Meetings. On written request of Partners having 50% of the Percentage Interests, the General Partner shall call, and at any time it may call, a meeting of the Partners to transact business that the Partners or any group of Partners may conduct as provided in this Agreement. The call must be made by notice to all other Partners on or before the tenth day prior to the date of the meeting specifying the location and the time and stating the business to be transacted at the meeting, which must include any items the Partners requesting the meeting have specified in their request. The chairperson of the meeting shall be an individual the General Partner specifies. At the meeting, the Partners may take any action included in the notice of the meeting by vote of Partners present, in person or by proxy, constituting Partners whose consent is required for that action pursuant to the other provisions of this Agreement. With respect to other matters, the meeting must be conducted in accordance with rules that the General Partner may establish.
ARTICLE VIII: TAXES
     8.01 Tax Returns. The General Partner shall cause to be prepared and filed all necessary federal and state income tax returns for the Partnership, including making the elections described in Section 8.02. Each Limited Partner shall furnish to the General Partner all pertinent information in its possession relating to Partnership operations that is necessary to enable the Partnership’s income tax returns to be prepared and filed.
     8.02 Tax Elections. The Partnership shall make the following elections on the appropriate tax returns:
          (a) to adopt a fiscal year ending on December 31 of each year;
          (b) to adopt the accrual method of accounting and to keep the Partnership’s books and records on the income-tax method;
          (c) pursuant to section 754 of the Code, to adjust the basis of Partnership properties; and
          (d) any other election the General Partner may deem appropriate and in the best interests of the Partners.
Neither the Partnership nor any Partner may make an election for the Partnership to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law.
     8.03 Tax Matters Partner. The General Partner shall be the “tax matters partner” of the Partnership pursuant to section 6231(a)(7) of the Code. The General Partner shall take such action as may be necessary to cause each Limited Partner to become a “notice partner” within the meaning of section 6223 of the Code. The General Partner shall inform each Limited Partner of all significant matters that may come to its attention in its capacity as tax matters partner by giving notice on or before the fifth Business Day after becoming aware of the matter and, within that time, shall forward to each Limited Partner copies of all significant written communications it may receive in that capacity.

ARTICLE IX: BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS
     9.01Maintenance of Books. The books of account for the Partnership shall be maintained on a accrual basis in accordance with the terms of this Agreement, except that the capital accounts of the Partners shall be maintained in accordance with Section 4.04. The accounting year of the Partnership shall end on December 31 of each year.
     9.02 Reports. If requested by any Partner in writing, on or before the 120th day following the end of each fiscal year during the term of the Partnership, the General Partner shall cause each Limited Partner to be furnished with a balance sheet, an income statement, and a statement of changes in Partners’ capital of the Partnership for, or as of the end of, that year. These financial statements must be prepared in accordance with accounting principles generally employed for cash basis records consistently applied (except as noted in the statements). The General Partner also may cause to be prepared or delivered such other reports as it may deem appropriate. The Partnership shall bear the costs of all these reports.
     9.03 Accounts. The General Partner shall establish and maintain one or more separate bank and investment accounts and arrangements for Partnership funds in the Partnership name with financial institutions and firms that the General Partner determines. The General Partner may not commingle the Partnership’s funds with the funds of any Partner; however, Partnership funds may be invested in a manner the same as or similar to the General Partner’s investment of its own funds or investments by its affiliates.
ARTICLE X: WITHDRAWAL, BANKRUPTCY, ETC. OF GENERAL PARTNER
     10.01 Withdrawal, Bankruptcy, Removal Etc. of General Partner.
          (a) Except as provided in Section 10.01(d), the General Partner agrees that it will not withdraw from the Partnership as a general partner. If the General Partner withdraws from the Partnership in violation of this covenant, the withdrawal is effective on the 90th day following notice of the withdrawal to all Limited Partners, or such later date as the notice may specify. On a withdrawal in violation of this Section 10.01(a), the Partnership’s remedies shall be limited to the recovery of monetary damages arising from such violation, it being understood that neither the Partnership nor any Limited Partner shall have the right, through specific performance or otherwise, to prevent the General Partner from withdrawing in violation of this Agreement.
          (b) The General Partner shall notify each Limited Partner that an event of the type described in Section 17-402(a)(4), (5), or (7)-(12) of the Act has occurred with respect to it on or before the fifth Business Day after that occurrence.
          (c) Following any notice that the General Partner is withdrawing (other than pursuant to Section 10.01(d)), a Required Interest by written consent may select a new General Partner. The Person selected shall be admitted to the Partnership as the General Partner effective immediately prior to the existing General Partner’s ceasing to be the General Partner with a Percentage Interest that the Limited Partners making the selection specify, but only if the new General Partner has made a Capital Contribution in an amount the Limited Partners making the selection specify and has executed and delivered to the Partnership a document including the new General Partner’s notice address and its agreement to be bound by this Agreement. Notwithstanding the foregoing provisions of this Section 10.01(c), for the right to select a new General Partner to be exercised, the Partnership must receive a favorable opinion of the Partnership’s legal counsel or of other legal counsel acceptable to the Limited Partners making the selection to the effect that the selection and admission (if any) will not result in (i) the loss of limited liability of any Limited Partner or (ii) the Partnership’s being treated as an association taxable as a corporation for federal income tax purposes.
          (d) The General Partner may be removed by a written consent of Partners holding a majority of the Distribution Ratios. The General Partner may not be removed if such removal would result in the termination or dissolution of the Partnership under applicable law. The new General Partner shall not be required to make any Capital Contributions to the Partnership, shall not have a Percentage Interest or be entitled to any distributions from the Partnership pursuant to Section 5.02. The new General Partner shall execute and deliver to the Partnership a document including the new General Partner’s notice address and its agreement to be bound by this Agreement. The General Partner shall not be removed unless and until a new, successor General Partner has been identified and such successor General Partner has been admitted to the Partnership. The Partners agree to execute any amendments to this Agreement and take any other actions required to effect the changes specified in this Section 10.01(d).
     10.02 Conversion of Interest. Simultaneously with the General Partner’s ceasing to be General Partner following the admission of a new General Partner pursuant to Section 10.01(c) or (d), the former General Partner’s Partnership Interest as the General Partner automatically is converted into that of a Limited Partner having a Percentage Interest equal to the Percentage Interest of the former General Partner as the General Partner immediately prior to its ceasing to be the General Partner, and the General Partner automatically is admitted to the Partnership as a Limited Partner.
ARTICLE XI: DISSOLUTION, LIQUIDATION, AND TERMINATION
     11.01 Dissolution. The Partnership shall dissolve and its business and affairs shall be wound up on the first to occur of the following:
          (a) the written consent of the General Partner and a Required Interest;
          (b) the date set forth in Section 2.06;
          (c) the General Partner’s ceasing to be the General Partner as described in Section 10.01(a) or (d), unless a new General Partner is selected and admitted as provided in Section 10.01(c) or (d);
          (d) the entry of a decree of judicial dissolution under Section 17-802 of the Act;
          (e) any other event causing dissolution as described in Section 17-801 of the Act (other than an event described in Section 17-402(a)(4) or (10) of the Act, except as provided in Section 11.01(c));

provided, however, that if dissolution occurs due to an “event of withdrawal” (as defined in the Act) with respect to the General Partner and a new General Partner is being admitted pursuant to Section 10.01(c), the Partnership automatically shall be reconstituted and the new General Partner shall, and hereby agrees to, carry on the business of the Partnership.
     11.02 Liquidation and Termination. On dissolution of the Partnership, unless it is reconstituted and continued as provided in Section 11.01, the General Partner shall act as liquidator or may appoint one or more other Persons as liquidator; provided, however, that if the Partnership dissolves on account of an event of the type described in Section 17-402(a)(4)-(12) of the Act with respect to the General Partner, the liquidator shall be one or more Persons selected in writing by a Required Interest. The liquidator shall proceed diligently to wind up the affairs of the Partnership and make final distributions as provided in this Agreement. The costs of liquidation shall be borne as a Partnership expense. Until final distribution, the liquidator shall continue to operate the Partnership properties with all of the power and authority of the General Partner. The steps to be accomplished by the liquidator are as follows:
          (a) as promptly as practicable after dissolution and again after final liquidation, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Partnership’s assets, liabilities, and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;
          (b) the liquidator shall pay from Partnership funds all of the debts and liabilities of the Partnership (including, without limitation, all expenses incurred in liquidation and any advances described in Section 4.03) or otherwise make adequate provision for them (including, without limitation, the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and
          (c) all remaining assets of the Partnership shall be distributed to the Partners as follows:
          (i) the liquidator may sell any or all Partnership property, including to Partners, and any resulting gain or loss from each sale shall be computed and allocated to the capital accounts of the Partners;
          (ii) with respect to all Partnership property that has not been sold, the fair market value of that property shall be determined and the capital accounts of the Partners shall be adjusted to reflect the manner in which the unrealized income, gain, loss, and deduction inherent in property that has not been reflected in the capital accounts previously would be allocated among the Partners if there were a taxable disposition of that property for the fair market value of that property on the date of distribution; and
          (iii) Partnership property shall be distributed among the Partners in accordance with the positive capital account balances of the Partners, as determined after taking into account all capital account adjustments for the taxable year of the Partnership during which the liquidation of the Partnership occurs (other than those made by reason of this clause (iii)); and those distributions shall be made by the end of the taxable year of the Partnership during which the liquidation of the Partnership occurs (or, if later, 90 days after the date of the liquidation).
All distributions in kind to the Partners shall be made subject to the liability of each distributee for its allocable share of costs, expenses, and liabilities previously incurred or for which the Partnership has committed prior to the date of termination and those costs, expenses, and liabilities shall be allocated to the distributee under this Section 11.02. The distribution of cash and/or property to a Partner in accordance with the provisions of this Section 11.02 constitutes a complete return to the Partner of its Capital Contributions and a complete distribution to the Partner of its Partnership Interest and all the Partnership’s property and constitutes a compromise to which all Partners have consented within the meaning of Section 17-502(b)(1) of the Act. To the extent that a Partner returns funds to the Partnership, it has no claim against any other Partner for those funds.
     11.03 Termination. On completion of the distribution of Partnership assets as provided in this Agreement, the Partnership is terminated, and the General Partner (or such other Person or Persons as the Act may require or permit) shall cause the cancellation of the Certificate and any filings made as provided in Section 2.05 and shall take such other actions as may be necessary to terminate the Partnership.
ARTICLE XII: GENERAL PROVISIONS
     12.01 Offset. Whenever the Partnership is to pay any sum to any Partner, any amounts that Partner owes the Partnership may be deducted from that sum before payment.
     12.02 Notices. All notices, requests, or consents provided for or permitted to be given under this Agreement must be in writing and must be given either by depositing that writing in the United States mail, addressed to the recipient, postage paid, and registered or certified with return receipt requested or by delivering that writing to the recipient in person, by courier, or by facsimile transmission. A notice, request, or consent given under this Agreement is effective on receipt at the address of the Person to receive it. All notices, requests, and consents to be sent to a Partner must be sent to or made at the addresses given for that Partner on Exhibit A or in the instrument described in Sections 10.01(c) and (d), or such other address as that Partner may specify by notice to the other Partners. Any notice, request, or consent to the Partnership must be given to the General Partner.
     12.03 Entire Agreement; Supersedure. This Agreement constitutes the entire agreement of the Partners and their affiliates relating to the Partnership and supersedes all prior contracts or agreements with respect to the Partnership, whether oral or written.
     12.04 Effect of Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Partnership is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Partnership. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Partnership, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute of-limitations period has run.
     12.05 Amendment or Modification. This Agreement may be amended or modified from time to time only by a written instrument executed by all of the Partners.
     12.06 Binding Effect. Subject to the restrictions on Dispositions set forth in this Agreement, this Agreement is binding on and inures to the benefit of the Partners and their respective heirs, legal representatives and successors.
     12.07 Governing Law; Severability. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. If any provision of this Agreement or its application to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other Persons or circumstances is not affected and that provision shall be enforced to the greatest extent permitted by law.
     12.08 Further Assurances. In connection with this Agreement and the transactions contemplated by it, each Partner shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.
     12.09 Waiver of Certain Rights. Each Partner irrevocably waives any right it may have to maintain any action for dissolution of the Partnership or for partition of the property of the Partnership.
     12.10 Indemnification. To the fullest extent permitted by law, each Partner shall indemnify the Partnership and each other Partner and hold them harmless from and against all losses, costs, liabilities, damages, and expenses (including, without limitation, costs of suit and attorney’s fees) they may incur on account of any breach by that Partner of this Agreement.
     12.11 Counterparts. This Agreement maybe executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.
[Signature page follows]

          EXECUTED as of the date first set forth above.

GENERAL PARTNER:

ENTERPRISE HOLDING III, L.L.C.

By:	/s/ Michael A. Creel
Printed Name: Michael A. Creel
Title: President and Chief Executive Officer

LIMITED PARTNER:

ENTERPRISE GTM HOLDINGS L.P.

By:	Enterprise GTM GP, LLC, its general partner

By:	/s/ Michael A. Creel

Printed Name: Michael A. Creel
Title: Executive Vice President and Chief Financial Officer

EXHIBIT A

	Percentage	Distribution
Name and Address of Partner	Interest	Ratio
General Partner:

Enterprise Holding III, L.L.C.	22.6%	66.0%
1100 Louisiana Street, 10th Floor Houston, Texas 77002

Limited Partner:

Enterprise GTM Holdings L.P.	77.4%	34.0%
1100 Louisiana Street, 10th Floor Houston, Texas 77002